EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACT:
John E. Shave
Vice President, Investor Relations and Corporate Communications
610.293.0600
SAFEGUARD EXECUTES GAME PLAN, ANNOUNCES PROFIT FOR 2006,
GENERATES 31% INCREASE IN FOURTH QUARTER 2006 REVENUES
Well-Timed Exits, Ignited Deal Machinery, Augmented Organization
Generate Momentum for 2007
Wayne, PA, March 8, 2007 — Safeguard Scientifics, Inc. (NYSE: SFE), which builds value in growth-stage technology and life sciences companies, today announced its financial results for the fourth quarter and year-end 2006. In 2006, Safeguard executed upon its game plan to reposition itself as a holding company, to time exits for maximum risk-adjusted value, to ignite its deal machinery and to augment its organization. Through the sale of its holdings in Mantas and Traffic.com, Safeguard realized profitability for 2006, positioning the company to be able to deploy capital and continue to build value in its partner companies.
Safeguard reported consolidated revenues of $53.3 million for the fourth quarter of 2006, a 31% increase as compared to $40.7 million in 2005, adjusted for discontinued operations. This revenue growth represents the fifth consecutive quarter of double-digit revenue growth for Safeguard. For the full year, revenue was $198.1 million, up 38% from $143.8 million in 2005. Safeguard’s consolidated net income for the fourth quarter of 2006 was $71.3 million, compared to $2.3 million in 2005. For the full year, net income was $46.0 million, compared to a net loss of $32.1 million in 2005.
“In 2006, we made significant strides toward executing upon our game plan. As a holding company, we ignited our deal machinery, identified opportunities and deployed capital in seven transactions,” said Peter J. Boni, President and Chief Executive Officer of Safeguard. “Three of our new partners are technology-focused companies, Authentium, Portico Systems and Advantedge Healthcare Solutions; two are life sciences companies, Rubicor Medical and NuPathe. We also provided additional funding to support growth and product development at Acsis, while deploying additional capital and operational support for strategic acquisitions by Alliance Consulting and Clarient.”
Boni continued, “Throughout the year, we built value in our partner companies. We augmented our Safeguard team, both internally and externally, with two advisory boards, together with key board-level and management additions, although we are searching for a permanent CFO. We also realized value from divesting some of our partner company holdings during 2006, which drove us to profitability for the fourth quarter and full year.”
“Our successes in 2006 have established a foundation to support the transition into the second phase of our strategy. In 2007, we are focused on deploying capital, including the recently announced growth financing for Advanced BioHealing, Inc., a leader in regenerative medicine focused on the development and marketing of cell-based and tissue-engineered products. In addition, we’re looking to build value in our holdings and realize that value in selective, well-timed exits, ultimately driving shareholder value,” concluded Boni.

Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	1

TECHNOLOGY PARTNER COMPANIES
Fourth Quarter Highlights — Majority Holdings
Acsis, Inc. extended its software solution within supply-chain management, growing its customer base 17% in 2006. Revenue for the fourth quarter was $5.5 million. In the fourth quarter, Acsis booked its strongest number of software licenses. Demand for its Acsis Line Manager was especially strong with over seventy stations sold. Throughout the year, Acsis focused its product development on emerging software markets, expanded strategic partnerships and built a world-class management team. Acsis re-architected its product portfolio and expects its expanding relationship with SAP® to help drive new business opportunities in 2007.
Alliance Consulting, Inc. posted $1.0 million of operating income in the fourth quarter. Revenue for the fourth quarter increased to $26.0 million, up 8% as compared to 2005. Alliance’s year-over-year revenue growth far exceeded industry averages and its investment in growth areas such as Master Data Management has generated positive recognition by several industry analyst groups. Strong bookings in the fourth quarter enabled Alliance to start 2007 with solid backlog levels.
Pacific Title & Art Studio, Inc. was honored with an Academy Award for their innovative and proprietary digital archiving technology. In the fourth quarter, Pacific Title’s revenue was $6.8 million, a decrease of 4% year-over-year. This is reflective of an overall decline in the movie production industry.
LIFE SCIENCES PARTNER COMPANIES
Fourth Quarter Highlights — Majority Holdings
Laureate Pharma, Inc. achieved record growth in 2006 with fourteen new client agreements and a twofold increase in backlog as compared to 2005. Fourth quarter revenue was up more than 200% year-over-year at $4.9 million. The company increased its workforce more than 25%, is on track to complete its facility expansion, and entered into key strategic alliances during the year. In addition, Laureate Pharma formed a Scientific Advisory Board comprised of well-respected industry leaders to help guide the company through its evaluation of new services and emerging technologies.
Clarient, Inc. (Nasdaq: CLRT) reported significant growth in advanced cancer diagnostic services with decreasing losses. Revenue for the fourth quarter was $10.2 million, up 70% year-over-year. During the fourth quarter, Clarient reported that they have started realizing revenue from sales of their new Advanced Cellular Imaging System (ACIS® III) and received milestone payments for their development efforts.
SAFEGUARD SCIENTIFICS FOURTH QUARTER AND YEAR-END 2006 EARNINGS CALL
Please call at least 10 minutes prior to call to register.
Date: Thursday, March 8, 2007
Start Time: 9:00am ET
Webcast: www.safeguard.com

Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	2

Call-in Number: 1-877-407-0782
(International) +201-689-8567
Replay Number: 1-877-660-6853
(International) +201-612-7415
Replay Access Codes: Account# 286 — Conference ID# 231446
Both access codes are required for playback. Replay available through March 22, 2007 at 11:59pm ET.
Podcast: www.safeguard.com
Available after 2:00pm ET
Speakers: President and CEO Peter J. Boni, Acting CFO Stephen Zarrilli
Format: Discussion of fourth quarter and year end 2006 financial results followed by Q&A.
About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) builds value in growth-stage technology and life sciences businesses. We provide growth capital as well as a range of strategic, operational and management resources to our partner companies. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com.
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.
[financials to follow after page break]
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Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	3

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005

Assets
Cash and cash equivalents and marketable securities — Parent	$154,088	$141,168
Cash and cash equivalents and marketable securities - Subsidiaries	11,318	16,616
Other current assets	49,580	50,309
Current assets of discontinued operations	—	12,263

Total current assets	214,986	220,356
Ownership interests in and advances to companies	54,548	17,897
Goodwill and intangible assets, net	98,924	93,284
Other	74,923	56,070
Non-current assets of discontinued operations	—	28,695

Total Assets	$443,381	$416,302

Liabilities and Shareholders’ Equity
Lines of credit	$25,014	$13,023
Other current liabilities	53,078	49,074
Current liabilities of discontinued operations	—	12,718

Total current liabilities	78,092	74,815
Other long-term liabilities	22,387	30,556
Convertible senior debentures	129,000	145,000
Non-current liabilities of discontinued operations	—	956
Redeemable stock-based compensation	2,021	—
Total shareholders’ equity	211,881	164,975

Total Liabilities and Shareholders’ Equity	$443,381	$416,302

Certain prior year amounts have been reclassified to conform to the current year presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue	$53,342	$40,688	$198,060	$143,831
Operating expenses	67,144	54,822	252,742	187,703

Operating loss	(13,802)	(14,134)	(54,682)	(43,872)
Other income, net interest, equity loss and minority interest	1,943	6,116	9,879	5,681

Net loss from continuing operations before income taxes	(11,859)	(8,018)	(44,803)	(38,191)
Income tax (expense) benefit	(117)	81	1,023	83

Net loss from continuing operations	(11,976)	(7,937)	(43,780)	(38,108)
Income from discontinued operations, net of income taxes	83,300	10,279	89,810	6,038

Net income (loss)	$71,324	$2,342	$46,030	$(32,070)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.10)	$(0.07)	$(0.36)	$(0.32)
Net income from discontinued operations	0.69	0.09	0.74	0.05

Net income (loss) per share	$0.59	$0.02	$0.38	$(0.27)

Weighted average shares outstanding
Basic and Diluted	121,581	121,047	121,476	120,845

Safeguard Scientifics, Inc.
Results of Segment Operations from Continuing Operations
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues
Acsis (e)	$5,493	$2,022	$18,634	$2,022
Alliance Consulting	25,964	24,026	104,571	82,604
Clarient	10,237	6,028	33,605	20,150
Laureate Pharma	4,850	1,558	11,714	7,709
Pacific Title and Art Studio	6,798	7,054	29,536	31,346

Total Segment Results	$53,342	$40,688	$198,060	$143,831

Operating Income (Loss) from Continuing Operations (a)
Acsis (e)	$(2,120)	$(2,579)	$(8,776)	$(2,579)
Alliance Consulting	1,006	643	808	(422)
Clarient	(3,080)	(4,059)	(15,607)	(15,981)
Laureate Pharma	(1,672)	(3,063)	(9,129)	(10,471)
Pacific Title and Art Studio	416	(187)	2,368	3,644

Total Segment Results	(5,450)	(9,245)	(30,336)	(25,809)
Other Items (d)	(8,352)	(4,889)	(24,346)	(18,063)

	$(13,802)	$(14,134)	$(54,682)	$(43,872)

Safeguard Share of Net Income (Loss) from Continuing Operations (b)
Acsis (e)	$(2,001)	$(2,556)	$(8,264)	$(2,556)
Alliance Consulting	881	432	127	(1,194)
Clarient	(2,013)	(2,476)	(9,587)	(9,717)
Laureate Pharma	(1,857)	(3,207)	(9,737)	(10,870)
Pacific Title and Art Studio	433	(294)	2,384	3,748
Other Companies (c)	(660)	4,410	(2,455)	(791)

Total Segment Results	(5,217)	(3,691)	(27,532)	(21,380)
Other Items (d)	(6,759)	(4,246)	(16,248)	(16,728)

Net Loss from Continuing Operations	$(11,976)	$(7,937)	$(43,780)	$(38,108)

(a) Operating Income (Loss) from Continuing Operations represents the revenues less operating expenses of each segment, and excludes any allocation to minority interest.
(b) Safeguard Share of Net Income (Loss) from Continuing Operations includes the net results of each segment, including interest, adjusted for any amount allocated to minority interest.
(c) Other Companies includes those companies in which Safeguard has less than a majority interest, as well as our ownership in funds. Our share of Other Companies consists primarily of equity income (loss) and gains (loss) on companies, both of which are reported below the operating income (loss) line.
(d) Other Items includes corporate expenses and income taxes.
(e) Results for the year ended December 31, 2005 include only the period from acquisition (December 2, 2005) through December 31, 2005.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)
Additional Financial Information
To assist investors in understanding Safeguard and the value of our partner companies, we are providing additional financial information on our partner companies, including carrying value by majority partner company, as well as aggregate cost and carrying value for all of our minority partner companies and other holdings. The carrying value and cost data reflect our percentage holdings in the partner companies.

December 31,
2006
Safeguard Carrying Value by Majority Partner Company
Acsis	$21,797
Alliance Consulting	63,021
Clarient	11,680
Laureate Pharma	9,511
Pacific Title and Art Studio	17,852

$123,861

	Carrying Value	Cost
Safeguard Cost and Carrying Value
Minority Partner Companies	$43,777	$102,643
Other holdings	10,771	36,393

	$54,548	$139,036